Exhibit 99.1

DIGITAL ANGEL REGAINS COMPLIANCE
WITH NASDAQ LISTING RULE

SO. ST. PAUL, MN – May 12, 2009 – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today that The Nasdaq Stock Market has informed the Company that it has regained compliance with Nasdaq listing rules.

As previously announced, on December 6, 2007 Digital Angel was notified by Nasdaq that its common stock failed to meet the minimum bid price for a consecutive 30-day period; thus the Company was put on notice of a potential de-listing of its stock if it failed to regain compliance with the rule.  On May 11, 2009, Nasdaq provided confirmation to the Company that the closing bid price for the prior 10 business days had met the minimum bid price requirement; thus the Company has regained compliance and the de-listing matter with Nasdaq has been closed.

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

Contact:
Digital Angel
Jay McKeage
Phone: (651) 554-1564
jmckeage@digitalangel.com

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